Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 19, 2017

Relating to Preliminary Prospectus Supplement dated June 19, 2017 to

Prospectus dated August 25, 2015

Registration No. 333-206568

FINAL PRICING TERMS

$750,000,000 3.250% Senior Notes due 2027

Issuer:	Sysco Corporation

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	3.250% Senior Notes due 2027

Principal Amount:	$750,000,000

Maturity Date:	July 15, 2027

Coupon:	3.250%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2018

Price to Public:	99.463% of the principal amount

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Yield:	2.188%

Spread to Benchmark Treasury:	T + 112.5 bps

Yield to Maturity:	3.313%

Optional Redemption Provision:

Make-Whole Call:	T + 20 bps

Par Call:	On or after April 15, 2027 (3 months prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	June 19, 2017

Expected Settlement Date:	T + 3; June 22, 2017

CUSIP/ISIN Numbers:	871829 BF3 / US871829BF39

Ratings:	A3 (Negative) by Moody’s Investors Service, Inc. BBB+ (Stable) by Standard & Poor’s Ratings Services

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNP Paribas Securities Corp.

Comerica Securities, Inc.

Lloyds Securities Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC at 212-834-4533, TD Securities (USA) LLC at 1-855-495-9846 and Wells Fargo Securities, LLC at 1-800-645-3751.

2